CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-142588 for the 2007 Stock Incentive Plan on Form S-8 of our reports dated March 4, 2009, relating to the financial statements and financial statement schedule of The Middleby Corporation (which report expresses and unqualified opinion and includes an explanatory paragraph relating the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on December 31, 2006), and the effectiveness of The Middleby Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Middleby Corporation for the year ended January 3, 2009.

DELOITTE & TOUCHE LLP

Chicago, IL
March 4, 2009